Exhibit 99.1


NASDAQ:ARTW                               CONTACT: Carrie Majeski
                                          (712) 864-3131
                                          Email address: artsway@ncn.net

             ART'S-WAY FIRST QUARTER AND 3 MONTHS RESULTS

ARMSTRONG, IOWA - Art's-Way Manufacturing Co., Inc. today (April 16,
2007) released the following results for the fiscal first quarter and three months ended February 28, 2007.

Highlights:
   " Net sales increased $973,000 compared to the same period a year ago.
   " Gross profit increased $123,000 compared to the same
     period a year ago.
   " As of March 2006 order backlog increased to $12,112,000 compared to $5,436,000 a year ago. Newly acquired Art's-Way
     Scientific, Inc. attributed $6,064,000 of the overall increase.

          (All figures in thousands of dollars except per share amounts)
                                                Quarter Ended
                                February 28, 2007     February 28, 2006

Net Sales . . . . . . . . .          $ 5,275             $ 4,302
Gross Profit . . . . . . . .           1,498               1,375
Income from Operations . . .             507                 491
Interest and Other Expense(Income)       (77)                 66
Income before Income Tax . .             584                 425
Income Tax Expense . . . . .             203                 153
Net Income . . . . . . . . .             380                 272
Basic Income Per Share (a) .          $ 0.19              $ 0.14
Diluted Income Per Share (b)          $ 0.19              $ 0.14

(a) Basic income per share based on the weighted average number of shares outstanding 1,978,176 and 1,964,009 for the quarters ended February 28, 2007 and 2006, respectively.
(b)  Diluted income per share
     based on the weighted average number of shares outstanding 1,982,502 and 1,976,443 for the quarters ended February 28, 2007 and 2006, respectively.

Our consolidated net sales for the first quarter of 2007 increased 23% to $5,275,000 as compared to $4,302,000 for 2006. A majority of this increase was due to the inclusion of Art's-Way Scientific, Inc. with net sales of $950,000, for the first quarter which was acquired in August of 2006 and therefore was not included in last year's first quarter. Art's-Way Manufacturing had revenues totaling $3,273,000 for the first quarter, compared to $3,629,000 for the same period in 2006. This decrease was due to a reduction in sales to our OEM dealers for blowers. Art's-Way Vessels had revenues totaling $1,052,000 for the first quarter, compared to $674,000 for the same period in 2006.

Art's-Way Manufacturing's gross profit decreased in the quarter to 28% as compared to 32% in 2006. The decrease was due primarily to the addition of Art's-Way Scientific. When we purchased Art's-Way Scientific we also purchased their backlog and had to honor pricing from the prior owners. Art's-Way Scientific's gross profit was 20% for the first quarter of 2007. Art's-Way Manufacturing's gross profit was 30% while Art's-Way
Vessel's was 32%.

Operating expenses for the quarter increased $107,000 compared to 2006. However, as a percent of sales, operating expenses decreased by two percentage points - 19% in 2007 compared to 21% in 2006. Art's-Way Manufacturing's operating expense as a percentage of sales decreased from 20% in 2005 to 18% in 2006. Art's-Way Vessel operating expenses as a percentage of sales were 12%.

General and administrative expenses for the quarter increased $78,000 as compared to 2006. Substantially all of the increase was due to the addition of Art's-Way Scientific.

Engineering expenses are down $12,000 for the first quarter of 2007 as compared to 2006.

Selling expenses were up for the first quarter of 2007 by $40,000. This is almost entirely due to the addition of Art's-Way Scientific, which had selling expenses of $38,000.

We experienced an increase in interest expense of $24,000 in the first quarter of 2007 as a result of a rise in the prime interest rate from the first quarter of 2006. Other income increased by $166,053 in 2007 compared to 2006. This is the result of accounting for the fire and insurance in Monona, Iowa.

On January 16th, 2007, one of our buildings in Monona, Iowa, was completely destroyed by fire. The building housed the production and offices for Art's-Way Scientific. The 36,000 square foot building was a stick built structure with steel siding. We were insured for the loss of the building, its contents as well as the disruption in business. We are currently working with our insurance company to settle the claim. At this time we have received $250,000 towards the claim and we have booked a receivable for the estimated loss of the building of $871,000. We have incurred costs in excess of $900,000 related to the fire, to include $334,000 in loss of fixed assets. We are currently working from one of our other buildings in Monona, Iowa. We are in the process of determining where we will be rebuilding. It is our intent to be in a new building by September 2007. We continue to manufacture buildings and have not lost any orders to date.

The order backlog as of March 31, 2007 is $12,112,000 compared to $5,436,000 one year ago. Art's-Way Manufacturing's order backlog as of March is $3,899,000, Art's-Way Vessels is $2,149,000 and Art's-Way Scientific is $6,064,000.

Art's-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet and potato harvesting equipment, edible bean equipment, land maintenance equipment, finished mowing, crop shredding equipment and seed planting equipment. Art's-Way also produces haylage machinery for several original equipment manufacturers (OEM's). Starting in fiscal 2004, the Company is manufacturing moldboard plows under its own label under a license agreement with CNH. Art's-Way also manufactures and distributes truck bodies used in the agricultural, industrial and commercial industries. After market service parts are also an important part of the Company's business. Our wholly owned subsidiary Art's-Way Vessels Inc. manufactures pressurized tanks and vessels.

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.